Exhibit (d)(3)(i)

TRANSAMERICA FUNDS

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

AEGON USA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of March 1, 2014 to the Sub-Advisory Agreement dated as of March 22, 2011, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Aegon USA Investment Management, LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

FUNDS	SUB-ADVISER COMPENSATION*
Transamerica Flexible Income	0.175% of the first $250 million; 0.125% over $250 million up to $350 million; and 0.0875% over $350 million, less 50% of any amount reimbursed pursuant to the Fund’s expense limitation

Transamerica Floating Rate	0.25% of the first $1 billion; 0.23% over $1 billion up to $1.5 billion; 0.22% over $1.5 billion up to $2 billion; and 0.21% over $2 billion

Transamerica Intermediate Bond	0.12% of the first $1 billion; and 0.05% over $1 billion

Transamerica Money Market	0.15% of average daily net assets

Transamerica Short-Term Bond	0.25% of the first $250 million; 0.20% over $250 million up to $500 million; 0.175% over $500 million up to $1 billion; and 0.15% over $1 billion

Transamerica Tactical Allocation	0.10% of the first $250 million; 0.09% over $250 million up to $500 million; 0.08% over $500 million up to $1.5 billion; 0.07% over $1.5 billion up to $2.5 billion; and 0.06% over $2.5 billion**

Transamerica Tactical Income	0.07% of the first $250 million; 0.06% over $250 million up to $500 million; 0.05% over $500 million up to $1.5 billion; 0.04% over $1.5 billion up to $2.5 billion; and 0.03% over $2.5 billion

Transamerica Tactical Rotation	0.10% of the first $250 million; 0.09% over $250 million up to $500 million; 0.08% over $500 million up to $1.5 billion; 0.07% over $1.5 billion up to $2.5 billion; and 0.06% over $2.5 billion**

*	As a percentage of average daily net assets on an annual basis.
**	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Tactical Allocation and Transamerica Tactical Rotation.

In all other respects, the Agreement dated as of March 22, 2011, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of March 1, 2014.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President, Chief Investment Officer, Advisory Services

AEGON USA INVESTMENT MANAGEMENT, LLC

By:	/s/ Stephanie M. Phelps
Name:	Stephanie M. Phelps
Title:	Senior Vice President and Chief Financial Officer